Exhibit 10.6

Dominion Resources, Inc.

Non-Employee Directors’ Annual Compensation

As of April 27, 2007

Annual Retainer	Amount
Service as Director	$150,000 ($60,000 cash; $90,000 stock)
Service as Audit Committee or Compensation, Governance and Nominating Committee Chair	$15,000
Service as Finance and Risk Oversight Committee Chair	$ 5,000

Meeting Fees
Board meetings and Committee meetings	$2,000 per meeting